UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of report (Date of earliest event reported):  November 14, 2002





                         CURATIVE HEALTH SERVICES, INC.
             (Exact name of registrant as specified in its charter)


           Minnesota                    000-19370               41-1503914
(State or other jurisdiction of        (Commission           (I.R.S. Employer
incorporation or organization)        File Number)          Identification No.)


                150 Motor Parkway, Hauppauge, New York 11788-5145

               (Address of principal executive offices) (Zip Code)


Registrant's telephone number, including area code:   (631) 232-7000

                                 Not Applicable
         (Former name or former address, if changed since last report.)

Item 5.  Other Events and Regulation FD Disclosure

On November 14, 2002, Curative Health Services, Inc. issued a press release announcing that it entered into a definitive agreement to acquire OptCare Plus, Inc. ("OptCare") for approximately $10.5 million in cash, subject to customary conditions. OptCare could also receive additional proceeds depending upon the achievement of certain targets in calendar year 2003. OptCare is a specialty pharmacy dispensing biological medications such as hemophilia clotting factors. OptCare's focus is on persons affected by bleeding disorders. In addition, OptCare coordinates infusion nursing and provides complete pharmacy services, clinical and reimbursement support services to chronic disease communities. The acquisition is expected to close in the fourth quarter of 2002. A copy of the press release is attached as Exhibit 99.1, which is incorporated herein by reference under this Item 5.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

         (a) Financial Statements of Business Acquired

             Not required.

         (b) Pro Forma Financial Information

             Not required.

         (c) Exhibits

             Exhibit    Description of Exhibit
             -------    ----------------------

              99.1 Press Release dated November 14, 2002 relating to the Company's entering into a definitive agreement to acquire OptCare Plus, Inc. (subject to Item 5).

Signature

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                         CURATIVE HEALTH SERVICES, INC.


Date:  November 15, 2002                 By: /s/ Thomas Axmacher
                                         -----------------------
                                                 Thomas Axmacher
                                                 Chief Financial Officer

                                                                 Exhibit 99.1

FOR IMMEDIATE RELEASE


Contact:                                           Richard Moyer
Scott Eckstein                                     Investor Relations
Investor Relations                                 Cameron Associates
Curative Health Services                           212-554-5466
631-232-7044                                       richard@cameronassoc.com
seckstein@curativehealth.com


                CURATIVE HEALTH SERVICES TO ACQUIRE OPTCARE PLUS
                    Acquisition Expands Hemophilia Operations

     Hauppauge, New York - November 14, 2002 - Curative Health Services, Inc., (Nasdaq: CURE), announced today it has entered into a definitive agreement to acquire OptCare Plus, Inc. ("OptCare") for approximately $10.5 million in cash, subject to customary conditions. OptCare could also receive additional proceeds depending upon the achievement of certain targets in calendar year 2003. The transaction is expected to close in the fourth quarter of 2002. As a result, Curative has revised its guidance for 2003 and now anticipates revenues of approximately $219 - $230 million and earnings per diluted share to be in the range of $1.47 - $1.53.

     OptCare is a specialty pharmacy dispensing biological medications such as Hemophilia clotting factors. OptCare's focus is on persons affected by bleeding disorders. In addition, OptCare coordinates infusion nursing and provides complete pharmacy services, clinical and reimbursement support services to chronic disease communities. OptCare's service area primarily focuses on the populations of Virginia, Maryland and District of Columbia.

     "This acquisition expands our growing Hemophilia operations. Curative has continued to show solid organic growth in Hemophilia patient product revenues both on a sequential and year-over-year basis," said Joseph Feshbach, Curative's Chairman and Chief Executive Officer. "We believe the market trends in this business continue to improve as clotting factor availability increases. With the addition of OptCare's highly experienced clinical staff trained in Hemophilia management, we will increase our capabilities to provide high-quality, cost-effective products and services to patients affected by Hemophilia and other chronic disease states."

About Curative Health Services


     Curative Health Services delivers superior clinical outcomes and unmatched patient satisfaction for patients experiencing serious medical conditions through two unique business units.

     Curative's Specialty Pharmacy Services business unit provides services to help patients manage the health care process, and offers related pharmacy products to patients for chronic and critical disease states, such as Hemophilia.

     Curative's Specialty Healthcare Services ("SHS") business unit is an industry leader in chronic wound care management, consistently achieving an outcome success rate of more than 80 percent. SHS provides a broad continuum of services to health care providers through a nationwide network. This national network of more than 100 hospital-based Wound Care Center(R) programs has offered comprehensive treatment to over 300,000 patients, achieving more than a 95 percent patient satisfaction rate.
                  For more information, visit www.curative.com
                                              ----------------

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Factors that might cause such differences include, but are not limited to, the termination or non-renewal of a material number of contracts, an inability to obtain new contracts, changes in the government regulations relating to the Company's Specialty Healthcare Services or Specialty Pharmacy Services business units, changes in the regulations governing third party reimbursements for the Company's services, manufacturing shortages of products sold by Curative's Specialty Pharmacy Services business unit, and the other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. Readers of this release are referred to the Company's Quarterly Reports on Forms 10Q for the quarters ended June 30, 2002 and
September 30, 2002 which will be filed later today, for further discussion of these and other factors that could affect future results.

   Editors Note: This release is also available on the Internet over the World
                      Wide Web at: http://www.curative.com
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